Exhibit g(a)

                              MANAGEMENT AGREEMENT

McKenna Management Company
Two Houston Center
909 Fannin, Suite 1600
Houston, TX 77010

Ladies and Gentlemen:

         Southwest Small Cap Equity Fund, Inc. (the "Fund") is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), and subject to the rules and regulations promulgated thereunder.

         1. APPOINTMENT AS MANAGER. The Fund being duly authorized hereby appoints and employs McKenna Management Company ("the Manager") as the discretionary portfolio manager of the Fund, on the terms and conditions set forth herein.

         2. ACCEPTANCE OF APPOINTMENT; STANDARD OF PERFORMANCE. The Manager accepts the appointment as the discretionary portfolio manager and agrees to use its best professional judgment to make timely investment decisions for the Fund in accordance with the provisions of this Agreement.

         3. PORTFOLIO MANAGEMENT SERVICES OF MANAGER. The Manager is hereby employed and authorized to select portfolio securities for investment by the Fund, to purchase and sell securities of the Fund, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with paragraphs 5 and 6 hereof. In providing portfolio management services to the Fund, the Manager shall be subject to such investment restrictions as are set forth in the Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws, the supervision and control of the Board of Directors of the Fund, such specific instructions as the Board of Directors may adopt and communicate to the Manager, the investment objectives, policies and restrictions of the Fund furnished pursuant to paragraph 4, and the provisions of Schedule A hereto. The Manager is not authorized by the Fund to take any action, including the purchase or sale of securities for the Fund, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. The Manager shall maintain on behalf of the Fund the records listed in Schedule A hereto (as amended from time to time).

         4. INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS. The Fund will provide the Manager with the statement of investment objectives, policies and restrictions applicable to the Fund as contained in the Fund's registration statements under the Act and the Securities Act of 1933, and any instructions adopted by the Board of Directors supplemental thereto. The Fund will provide the Manager with such further information concerning the investment objectives, policies and restrictions applicable thereto as the Manager may from time to time reasonably request. The Fund retains the right, on written notice to the Manager, to modify any such objectives, policies or restrictions in any manner at any time.

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         5.  TRANSACTION PROCEDURES. All transactions will be consummated by payment to or delivery by Star Bank, N.A. or any successor custodian (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, as custodian for the Fund, of all cash and/or securities due to or from the Fund, and the Manager shall not have possession or custody thereof. The Manager shall advise the Custodian and confirm in writing to the Fund all investment orders for the Fund placed by it with brokers and dealers. The Manager shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Manager. It shall be the responsibility of the Manager to take appropriate action if the Custodian fails to confirm in writing proper execution of the instructions.

         6. ALLOCATION OF BROKERAGE. The Manager shall have the authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the Manager, and for the selection of the markets on or in which the transactions will be executed.

                  A. In doing so, the Manager will attempt to obtain the best results taking into account the execution and operational facilities of the broker or dealer, the type of transaction involved and other factors such as the risk of the broker or dealer in positioning the securities involved. Consistent with this policy, the Manager may select a broker or dealer that also provides brokerage and research services (as

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those terms are defined in Section 28(e) of the Securities Exchange Act of 1934)
to any other accounts over which it exercises investment discretion. It is understood that neither the Fund nor the Manager has adopted a formula for the allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Manager have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute transactions for the Fund and that the commissions paid to such brokers may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided. Therefore, the Manager is authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Fund's Board of Directors from time to time with respect to the extent and continuation of this practice, and provided the Manager determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Manager's overall responsibilities with respect to the Fund and to any other accounts over which it exercises investment discretion. Information so received will be in addition to, and not in lieu of, the services required to be performed by the Investment Manager under the Management Agreement, and the expenses of the Investment Manager will not

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necessarily be reduced as a result of the receipt of such supplemental information. Research services furnished to the Investment Manager by brokers who effect securities transactions for the Fund may be used by the Investment Manager in providing services to other investment companies and accounts which it may manage. Similarly, research services furnished to the Investment Manager by brokers who effect securities transactions for other investment companies and accounts which the Investment Manager manages now or in the future may be used by the Investment Manager in servicing the Fund. Not all of these research services are used by the Investment Manager in managing any particular account, including the Fund. It is understood that although the information may be useful to the Fund and the Manager, it is not possible to place a dollar value on such information. Consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and subject to seeking best qualitative execution, the Manager may give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute portfolio transactions of the Fund.

         On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as any other clients, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions

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and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Manager, insofar as feasible, in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. For each fiscal quarter of the Fund, the Manager shall prepare and render reports to the Fund's Board of Directors of the total brokerage business placed and the manner in which the allocation has been accomplished. Such reports shall set forth at a minimum the information required to be maintained by Rule 31a-1(b)(9) under the Act.

                  B. The Manager may execute any portfolio transactions for the Fund's account with a broker or dealer which is an "affiliated person" (as defined in the Act) of the Fund, the Manager or any portfolio manager of the Fund subject to Paragraph 6(A) above and provisions adopted by the Board of Directors pursuant to Rule 17e-1 under the Investment Company Act of 1940. In order for such an affiliated person to be permitted to effect any portfolio transactions for the Fund, the commissions, fees or other remuneration received by such affiliated person must be reasonable and fair compared to the commissions, fees or other remuneration received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time. This standard would allow such an affiliated

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person to receive no more than the remuneration which would be expected to be received by an unaffiliated broker in a commensurate arm's-length transaction. The Fund agrees that it will provide the Manager with a list of brokers and dealers which are "affiliated persons" of the Fund or the Manager.

         7. PROXIES. The Fund will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. At the Fund's request, the Manager shall provide the Fund with its recommendations as to the voting of such proxies.

         8. REPORTS TO THE MANAGER. The Fund will provide the Manager with such periodic reports concerning the status of the Fund as the Manager may reasonably request.

         9. FEES FOR SERVICES. For the services provided to the Fund, the Fund shall pay the Manager, on the first business day following the end of each month, a fee equal to one twelfth (1/12) of the annual rate of 1.00% of the Fund's Average Net Assets during such month. The Manager will determine the "Average Net Assets" of the Fund for each calendar month by computing the arithmetic average of the Fund's net assets as of each of the dates during such month that such net assets are computed.

         10. EXPENSES. During the term of this Agreement, the Manager will pay all expenses incurred by it in connection with its portfolio management services pertaining to the Fund. Notwithstanding the foregoing, the Fund shall pay all of its own expenses, including the following:

         (a)      Organizational and offering expenses of the Fund;

         (b) Brokerage fees and commissions with regard to portfolio transactions of the Fund;

         (c)      Fees and expenses of the custodian of the Fund's

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                  portfolio securities;

         (d) Fees and expenses of the Fund's administrative agent, the Fund's stock transfer and dividend paying agent, the Fund's accounting agent and the Plan Agent for the Fund's Dividend Reinvestment Plan or, if the Fund performs any such services without an agent, the costs of the same;

         (e)      Auditing and legal expenses;

         (f) Insurance expenses, including the expense of officer and director insurance;

         (g)      Cost of maintenance of the Fund's existence as a legal entity;

         (h) Compensation and expenses of directors who are not interested persons of the Manager as that term is defined by law;

         (i) Costs of stockholders' meetings and other stockholder relations functions;

         (j) Federal and State registration or qualification fees and expenses;

         (k) Dues and expenses incurred in connection with listing the Fund's shares on any stock exchange;

         (l) Dues and expenses incurred in connection with membership in investment company organizations;

         (m) Costs of setting in type, printing and mailing Prospectuses, reports and notices to existing shareholders;

         (n)      Taxes, interest charges and extraordinary expenses;

         (o) The portfolio management fee payable to the Manager, as provided in paragraph 9 herein; and

         (p)      other extraordinary or nonrecurring expenses.

         If, with respect to any of the years ending December 31, 1995, 1996, or 1997, the total expenses of the Fund incurred by, or allocated to, the Fund with respect to any such year (excluding the expenses incurred or paid in connection with an offering of securities, brokerage commissions and other portfolio transaction expenses, taxes, interest, expenditures that are capitalized in accordance with generally accepted accounting principles and extraordinary

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expenses) exceed 2% of net assets as of the end of such year, the Manager will, to the extent of such excess (and on a pro rata basis with the Administrator for the Fund as to its Administration Fees) waive its Management Fees payable for such year or reimburse the Fund. The Manager shall in no event be required to reimburse an amount greater than the total cumulative amount of fees received from the Fund pursuant to paragraph 9, above.

         11. OTHER INVESTMENT ACTIVITIES OF THE MANAGER. The Fund acknowledges that the Manager or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other portfolio management services for other individuals or entities and that the Manager, its affiliates or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their respective accounts ("Affiliated Accounts"). Subject to the provisions of paragraph 2 hereof, the Fund agrees that the Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund, provided that the Manager acts in good faith, and provided further, that it is the Manager's policy to allocate, within its reasonable discretion, investment opportunities to the Fund over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and

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policies of the Fund and any specific investment restrictions applicable thereto, each as described in the Fund's Prospectus under the heading "Investment Objective and Policies." If any Affiliated Account or Accounts are prepared to invest in, or desire to dispose of, the same security at the same time as the Fund, transactions in such securities will be made, insofar as feasible, for the Fund and the Affiliated Accounts in a manner deemed equitable to all. In some cases, this procedure may adversely affect the size of the position obtained for or disposed of by the Fund or the price paid or received by the Fund. In addition, because of different investment objectives, a particular security may be purchased for one or more funds or accounts when one or more funds or accounts are selling the same security. The Fund acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may have an interest from time to time, whether in transactions which involve the Fund or otherwise. The Manager shall have no obligation to acquire for the Fund a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund or otherwise.

         12. CERTIFICATES OF AUTHORITY. The Fund and the Manager shall furnish to each other from time to time certified copies of

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the resolutions of their Board of Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Fund and/or the Manager.

         13. LIMITATION OF LIABILITY. The Manager shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Fund; PROVIDED, HOWEVER, that such acts or omissions shall not have resulted from the Manager's willful misfeasance, bad faith or gross negligence, a violation of the standard of care established by and applicable to the Manager in its actions under this Agreement or breach of its duty or of its obligations hereunder. Nothing in this paragraph 13 shall be construed in a manner inconsistent with Sections 17(h) and
(i) of the Act. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, THE PARTIES HERETO SHALL BE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE STRICT LIABILITY OR NEGLIGENCE OF THE PARTY INDEMNIFIED. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

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         14. CONFIDENTIALITY. Subject to the duty of the Manager and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of the Manager and the Fund in respect thereof.

         15. ASSIGNMENT. No assignment of this Agreement shall be made by the Manager, and this Agreement shall terminate automatically in the event of such assignment. The Manager shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a) (9) of the Act, as will enable the Fund to consider whether an assignment will occur, and to take the steps necessary to enter into a new contract with the Manager.

         16. REPRESENTATIONS. WARRANTIES AND AGREEMENTS OF THE FUND. The Fund represents, warrants and agrees that:

                  A. The Manager has been duly appointed by the Board of Directors of the Fund to provide portfolio management services to the Fund as contemplated hereby.

                  B. The Fund will deliver to the Manager a true and complete copy of its then current prospectus and statement of additional information as effective from time to time and such

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other documents or instruments governing the investments of the Fund and such other information as is necessary for the Manager to carry out its obligations under this Agreement.

                  C. The Fund is currently in compliance and shall at all times comply with the requirements imposed upon the Fund by applicable laws and regulations.

         17. REPRESENTATIONS. WARRANTIES AND AGREEMENTS OF THE MANAGER. The Manager represents, warrants and agrees that:

                  A. The Manager is registered as an "investment adviser" under the Investment Advisers Act of 1940.

                  B. The Manager will maintain, keep current and preserve on behalf of the Fund, in the manner and for the time periods required or permitted by the Act, the records identified in Schedule A. The Manager agrees that such records (unless otherwise indicated on Schedule A) are the property of the Fund, and will be surrendered to the Fund promptly upon request.

                  C. The Manager will complete such reports concerning purchases or sales of securities on behalf of the Fund as the Fund may from time to time require to ensure compliance with the Act, the Internal Revenue Code and applicable state securities laws.

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                  D. The Manager will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Fund with a copy of the code of ethics and evidence of its adoption. Within forty-five
(45) days of the end of each calendar quarter of each year while this Agreement is in effect, the Manager shall certify to the Fund that the Manager has complied with the requirements of Rule 17j-l during the previous quarter and that there has been no violation of the Manager's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Fund, the Manager shall submit to the Fund the reports required to be made by Rule l7j-l(c) (1).

                  E. The Manager will, promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV, furnish a copy of such amendment to the Fund.

                  F. Upon request of the Fund, the Manager will provide assistance to the Custodian in the collection of income due or payable to the Fund.

                  G. The Manager will immediately notify the Fund of the occurrence of any event which would disqualify the Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

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         18. AMENDMENT. This Agreement may be amended at any time, but only by written agreement between the Manager and the Fund, which amendment, other than amendments to Schedule A, is subject to the approval of the Board of Directors and the shareholders of the Fund in the manner required by the Act and the rules thereunder, subject to any applicable exemptive order of the Securities and Exchange Commission modifying the provisions of the Act with respect to approval of amendments to this Agreement.

         19. EFFECTIVE DATE; TERM. This Agreement shall become effective on the date of its execution and shall remain in force for two years from the date thereof, and from year to year thereafter but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Directors who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board of Directors or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that this Agreement may be continued "annually" shall be construed in a manner consistent with the Act and the rules and regulations thereunder.

         20. TERMINATION. This Agreement may be terminated by either party hereto, without the payment of any penalty, immediately upon written notice to the other in the event of a

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breach of any provision thereof by the party so
notified, or otherwise upon sixty (60) days' written notice to the other, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.

         21. DEFINITIONS. As used in paragraphs 15 and 19 of this Agreement, the terms "assignment," interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

         22. APPLICABLE LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Ohio.

McKENNA MANAGEMENT COMPANY          SOUTHWEST SMALL CAP
                                    EQUITY FUND, INC.
By:_______________________          _______________________
Title: President                    Title: President
Date: ____, 1995                    Date: ____, 1995

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                                   SCHEDULE A

                     RECORDS TO BE MAINTAINED BY THE MANAGER

1. (Rule 31a-l(b)(5) and (6)) A record of each brokerage order, and all other portfolio purchases or sales, given by the Manager on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

         A.       The name of the broker;

         B. The terms and conditions of the order and of any modification or cancellation thereof;

         C.       The time of entry or cancellation;

         D.       The price at which executed;

         E.       The time of receipt of a report of execution; and

         F. The name of the person who placed the order on behalf of the Fund.

2. (Rule 31a-l(b)(9)) A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

         A.       Shall include the consideration given to:

                  (i)      The sale of shares of the Fund by brokers or dealers.

                  (ii) The supplying of services or benefits by brokers or dealers to:

                           (a)      the Fund;

                           (b)      the Manager;

                           (c)      any other portfolio manager of the Fund; and

                           (d) any person affiliated with the foregoing persons.

                  (iii) Any other consideration other than the technical qualifications of the brokers and dealers

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                           as such.

         B. Shall show the nature of the services or benefits made available.

         C. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

         D. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3. (Rule 31a-l(b)(10)) A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of portfolio securities and such other information as is appropriate to support the authorization, including such information as is appropriate to support the determination that such security is the "Equity Security of a Southwest Small Cap Company," as defined in the Prospectus, or is otherwise a permitted investment for the Fund.*

4. (Rule 31a-1(f)) Such accounts, books and other documents as are required to be maintained by registered investment advisers by rules adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Manager's transactions with respect to the Fund.

         * Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation; i.e., buy, sell, hold) or any internal reports or portfolio manager reviews.

0265107.01
119520/2128

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